HOLLYER BRADY SMITH TROXELL
           BARRETT ROCKETT HINES & MONE LLP
                   551 Fifth Avenue
                  New York, NY 10176

                  Tel: (212) 818-1110
                  FAX: (212) 818-0494
             e-mail: wldbst@ix.netcom.com

                    April 29, 1998



Churchill Tax-Free Trust
380 Madison Avenue, Suite 2300
New York, New York 10017


Ladies and Gentlemen:

     You have requested that we render an opinion to Churchill Tax-Free Fund of Kentucky (the "Fund") the only operation series of Churchill Tax-Free Trust with respect to Post-Effective Amendment No. 17 (the
"Amendment") to the Registration Statement of the Fund under the Securities Act of 1933 (the "1933 Act") and
No. 18 under the Investment Company Act of 1940 (the
"1940 Act") which you propose to file with the Securities and Exchange Commission (the "Commission").
The purpose of the Amendment is to add a new class of shares, Financial Intermediary Class Shares ("Class I
Shares"), as well as other changes. The Fund already has outstanding Class A Shares, Class C Shares and
Class Y Shares.

     We have examined originals or copies, identified to our satisfaction as being true copies, of those corporate records of the Fund, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

     Upon the basis of the foregoing and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the Class A
Shares, Class C Shares, Class Y Shares and Class I
Shares of the Fund as described in the Amendment, when issued and paid for in accordance with the terms set forth in the prospectus and statement of additional information of the Fund forming a part of its then effective Registration Statement as heretofore, herewith and hereafter amended, will be duly issued, fully-paid and non-assessable to the extent set forth therein.

     This letter is furnished to you pursuant to your request and to the requirements imposed upon you under the 1933 Act and 1940 Act and is intended solely for your use for the purpose of completing the filing of the Amendment with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or included in any filing made with any other regulatory authority, without our prior written consent.

     We hereby consent to the filing of this opinion with the Amendment.

                            Very truly yours,

                     HOLLYER BRADY SMITH TROXELL
                     BARRETT ROCKETT HINES & MONE LLP


                    /s/W. L. D. Barrett

                   By:_________________________________
                         W. L. D. Barrett